Exhibit  4.2

                              CONSULTING AGREEMENT

This Agreement (the ""Agreement"") is dated JANUARY 3, 2001 and is entered into by and between CALL SOLUTIONS, INC. (hereinafter referred to as ""CLIENT"") and TRIBE COMMUNICATIONS, INC. (hereinafter referred to as ""TCI"").

1. CONDITIONS. This Agreement will not take effect, and TCI will have no obligation to provide any service whatsoever, unless and until CLIENT returns a signed copy of this Agreement to TCI (either by mail or facsimile copy). CLIENT shall be truthful with TCI in regard to any relevant material regarding CLIENT, verbally or otherwise, or this entire Agreement will terminate and all monies paid shall be forfeited without further notice.

Agreed,  CLIENTS  INITIALS:  _____________

Upon execution of this Agreement, CLIENT agrees to cooperate with TCI in carrying out the purposes of this Agreement, keep TCI informed of any developments of importance pertaining to CLIENT's business and abide by this Agreement in its entirety.

2. SCOPE AND DUTIES. During the term of this Agreement, TCI will perform the following services for CLIENT:

     2.1  WEBCAST  /CAPITAL  FORMATION/  RETAIL  SUPPORT  DUTIES


             Feature  Company  in  monthly  Internet  Chat  Webcasts;

          Schedule monthly and quarterly radio interviews featuring client (to be scheduled pursuant to availability) Capital Formation Assistance Add client information and Archiving of Webcasts and interviews quarterly to epowow.com Conversion of all Webcasts and interviews to .wav,.mpg or applicable format

          Pre-announce all Webcasts to Market-Maker Database and Opt-In database

          Post interviews on all OTC and Small/Micro Cap News and Message servers [press releases NOT included]


     2.1  [CONTINUED]
          Assistance in distribution of company news as appropriate and in concert with milestones and newsworthy events Participate in CLIENT due diligence presentation(s) to market makers; Distribute CLIENT news and relevant information to market makers, financial media, selected Internet stock pages/threads and OTC analyst community; Provide general financial public relations support to CLIENT

     2.2  ADVICE  AND  COUNSEL.
          TCI will provide advice and counsel regarding CLIENT's strategic business and financial plans, strategy and negotiations with potential lenders/investors, joint venture, corporate partners and others involving financial and financially-related transactions.

     2.3 INTRODUCTIONS TO THE INVESTMENT COMMUNITY. TCI has a familiarity or association with numerous broker/dealers and investment professionals across the country and will enable contact between CLIENT and/or CLIENT's affiliate to facilitate business transactions among them. TCI shall use its contacts in the brokerage community to assist CLIENT in establishing relationships with private equity capital sources (venture capital, etc.) and securities dealers while providing the most recent information about CLIENT to interested securities dealers on a regular and continuous basis. TCI understands that this is in keeping with CLIENT's business objectives and plan to market CLIENT's business or project to the investment community.

     2.4 CLIENT AND/OR CLIENT'S AFFILIATE TRANSACTION DUE DILIGENCE. TCI will participate and assist CLIENT in the due diligence process on all proposed financial transactions affecting CLIENT of which TCI is notified in writing in advance, including conducting investigation of and providing advice on the financial, valuation and stock price implications of the proposed transaction(s).

     2.5 ADDITIONAL DUTIES. CLIENT and TCI shall mutually agree upon any additional duties that TCI may provide for compensation paid or payable by CLIENT under this Agreement. Although there is no requirement to do so, such additional agreement(s) may be attached hereto and made a part hereof by written amendments to be listed as "Exhibits" beginning with "Exhibit A" and initialed by both parties.

     2.6 STANDARD OF PERFORMANCE. TCI shall devote such time and efforts to the affairs of the CLIENT as is reasonably necessary to render the services contemplated by this Agreement. TCI is not responsible for the performance of any services which may be rendered hereunder if the CLIENT fails to provide the requested information in writing prior thereto. The services of TCI shall not include the rendering of any legal opinions or the performance of any work that is in the ordinary purview of a certified public accountant. TCI cannot guarantee results on behalf of CLIENT, but shall use commercially reasonable efforts in providing the services listed above. If an interest is expressed in satisfying all or part of CLIENT's financial needs, TCI shall notify CLIENT and advise it as to the source of such interest and any terms and conditions of such interest. TCI's duty is to introduce and market CLIENT's funding request to appropriate funding sources. TCI will in no way act as a "broker--dealer" under state securities laws. Because all final decisions pertaining to any particular investment are to be made by CLIENT, CLIENT may be required to communicate directly with potential funding sources.

     2.7 NON-GUARANTEE. TCI MAKES NO GUARANTEE THAT TCI WILL BE ABLE TO SUCCESSFULLY MARKET AND IN TURN SECURE A LOAN OR INVESTMENT FINANCING FOR CLIENT, OR TO SUCCESSFULLY PROCURE SUCH LOAN OR INVESTMENT WITHIN CLIENTS DESIRED TIMEFRAME OR TO GUARANTEE THAT IT WILL SECURE ANY LOAN OR INVESTMENT FINANCING WITH A SPECIFIC OR MINIMUM RETURN, INTEREST RATE OR OTHER TERMS. NEITHER ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOR THE PAYMENT OF DEPOSITS TO TCI BY CLIENT PURSUANT TO FEE AGREEMENTS FOR SERVICES NOT CONTEMPLATED HEREIN SHALL BE CONSTRUED AS ANY SUCH GUARANTEE. ANY COMMENTS MADE REGARDING POTENTIAL TIME FRAMES OR ANYTHING THAT PERTAINS TO THE OUTCOME OF CLIENT'S FUNDING REQUESTS ARE EXPRESSIONS OF OPINION ONLY. CLIENT ACKNOWLEDGES AND AGREES IT IS NOT REQUIRED TO MAKE EXCLUSIVE USE OF TCI FOR ANY SERVICES OR DOCUMENTATION DEEMED NECESSARY FOR THE PURPOSE OF SECURING INVESTMENTS. TCI HAS MADE NO SUCH DEMANDS IN ORDER FOR CLIENT'S PROJECT TO BE MARKETED UNDER THE TERMS OF THIS AGREEMENT. TCI HOLDS NO EXCLUSIVE RIGHTS TO THE MARKETING OF CLIENT'S PROJECT.
          Agreed,  CLIENT  INITIALS:____________


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3.  COMPENSATION  TO  TCI.

     3.1 CLIENT will pay for services described herein. The fees shown below shall be payable as follows:


A]  INITIAL PAYMENT:                              250,000 FREE TRADING SHARES OF
                                                  CSOL

B]  DUE  UPON  COMPLETION OF 1ST WEBCAST          500,000 UNREGISTERED SHARES OF
                                                  CSOL*

C]  MONTHLY:                                      $3,500

D]  DUE  THE FIRST DAY OF MONTHS FOUR AND SEVEN:  500,000 UNREGISTERED SHARES OF
                                                  CSOL*

*NOTE: ALL SHARES ISSUED IN ACCORDANCE WITH THIS AGREEMENT SHALL HAVE STANDARD "PIGGY-BACK" REGISTRATION RIGHTS.


     3.2 FEES FOR DIRECT INVESTMENT, MERGER/ACQUISITION. In the event that TCI, on a non-exclusive basis, introduces CLIENT or a CLIENT affiliate to any third party funding source(s), underwriter(s), merger partner(s) or joint venture(s) who then enters into a funding, underwriting, merger, joint venture or similar agreement with CLIENT or CLIENT's affiliate, CLIENT hereby agrees to pay TCI advisory fees pursuant to the following schedule and based on the aggregate amount of such funding, underwriting, merger, joint venture or similar agreement with CLIENT or CLIENT's affiliate. Advisory fees are deemed earned and shall be due and payable at the first close of the transaction, however, in certain circumstances when payment of advisory fees at closing is not possible, within 24 hours after CLIENT has received the proceeds of such investment. This provision shall survive this Agreement for a period of one year after termination or expiration of this Agreement. In other words, the advisory fee shall be deemed earned and due and payable for any funding, underwriting, merger, joint venture or similar transaction which first closes within a year of the termination or expiration of this Agreement as a result of an introduction as set forth above. TCI shall also be entitled to 50.0% of the investment marketing fee outlined in paragraph 3.2 A or B below in connection with any and all investment offers from CLIENT or any other source (not including those introduced by TCI) when TCI is invited to participate or assist in negotiations.
          Agreed,  CLIENT  INITIALS:  ________________

A. DIRECT INVESTMENT. For a direct investment made in CLIENT by a third party investor either introduced to CLIENT by TCI or which contacted CLIENT directly as a result of TCI's efforts, CLIENT shall pay TCI a finder' s fee of
5.0 % of total investment amount received by CLIENT from the third party investor.

4.   TERM/TERMINATION.  This  Agreement  is a quarterly agreement for the term
     ----------------
     of  one  [1]  year  and  shall  terminate automatically on January 2, 2002.


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5.   NON  CIRCUMVENTION.  In  and  for  valuable  consideration, CLIENT hereby
     ------------------
     agrees that TCI may introduce (whether by written, oral, data, or other form of communication) CLIENT to one or more opportunities, including, without limitation, existing or potential investors, lenders, borrowers, trusts, natural persons, corporations, limited liability companies, partnerships, unincorporated businesses, sole proprietorships and similar entities (an ""Opportunity"" or ""Opportunities""). CLIENT further acknowledges and agrees that the identity of the subject Opportunities, and all other information concerning an Opportunity (including without limitation, all mailing information, phone and fax numbers, email addresses and other contact information) introduced hereunder are the property of TCI, and shall be treated as confidential information by CLIENT, it affiliates, officers, directors, shareholders, employees, agents, representatives, successors and assigns. CLIENT shall not use such information, except in the context of any arrangement with TCI in which TCI is directly and actively involved, and never without TCI's prior written approval. CLIENT further agrees that neither it nor its employees, affiliates or assigns, shall enter into, or otherwise arrange (either for it/him/herself, or any other person or entity) any business relationship, contact any person regarding such Opportunity, either directly or indirectly, or any of its affiliates, or accept any compensation or advantage in relation to such Opportunity except as directly though TCI, without the prior written approval of TCI. TCI is relying on CLIENT's assent to these terms and their intent to be bound by the terms by evidence of their signature. Without CLIENT's signed assent to these terms, TCI would not introduce any Opportunity or disclose any confidential information to CLIENT as herein described.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

CLIENT:

THE  COMPANY

By:  /s/  Joe  Risk
          ---------
     Joe  Risk
Its: Executive  Vice  President

Address:            555  Whitehall  Street
                    Atlanta,  GA  30303

Contact  Person:    Joe  Risk

TCI:

TRIBE  COMMUNICATIONS,  INC.

By:  /s/  Phillip  E.  Brooks
     --------------------------
     Phillip  E.  Brooks
Its: VP  Marketing

Address:          350  W.  Ash  Street  Suite  1002
                  San  Diego,  CA  92101

Contact  Person:  Phil  Brooks


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